Exhibit 99.1

Good afternoon. Welcome to Clearfield’s fiscal first quarter 2018 earnings conference call. My name is Devon, and I will be your operator this afternoon.

Joining us for today’s presentation are the company’s President and CEO, Cheri Beranek and CFO, Dan Herzog. Following their remarks, we will open the call for questions.

I would like to remind everyone that this call is being recorded and will be made available for replay via a link in the investor relations section of the company’s website. This call is also being webcasted and accompanied by a PowerPoint presentation called the FieldReport, which is also available in the investor relations section of the company’s website.

Please note that during the course of this call, management will be making forward-looking statements regarding future events and the future financial performance of the company. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

It’s important to note also that the company undertakes no obligation to update such statements. The company cautions you to consider risk factors that could cause actual results to differ materially from those in forward-looking statements contained in today’s press release, FieldReport, and in this conference call. The risk factors section in Clearfield’s most recent Form 10-K filing with the Securities and Exchange Commission provides examples of those risks.

With that, I would like to turn the call over to Clearfield’s CEO, Cheri Beranek.

Please proceed.

Good afternoon, and thank you everyone for joining us today.

As we have indicated previously, the overall market has been challenging. M&A activity, especially at our primary Tier 1 customer, has resulted in a spending disruption. In addition, an increasing focus toward emerging technologies, such as 5G, has delayed construction among wireless providers as they plan for the convergence of their wireline and wireless networks.

While it’s been difficult these past couple of quarters to determine when these market anomalies would correct themselves and give way to a more robust demand, we are seeing signs that indicate we are potentially at the tail-end of this process.

Stepping back for a minute, though, to review the quarter at a high level…

Our fiscal Q1 results came in largely as we expected. With the muted spending environment serving as an important backdrop, our total revenue of $16.9 million represented an 8% decrease compared to the same year-ago quarter. The decrease, as I referenced earlier, was partly due to a slow-down in construction at a major Tier 1 customer due to its M&A integration. We expect this integration to wrap up in the second half of the fiscal year, which should make way for this customer to resume its normal spending patterns. The decrease in revenue was also due to lower customer spending driven by 5G convergence planning, which we believe represents a significant opportunity for us starting in the summer of 2018, as carriers begin to roll out their 5G deployments.

We continue to invest in growing our business with an increase in sales expense of 11% year-over-year. In the first quarter, expenses associated with the defense of the patent infringement lawsuit that began in second quarter of last year increased our SG&A expense and unfortunately masked otherwise positive gains in operating income and earnings per share for this quarter. Expenses associated with the litigation negatively impacted net income by approximately $400,000, or $0.03 per diluted share, in the first quarter of 2018.

But before I talk more about our overall progress, as well as our future growth strategies and outlook, I’ll turn the presentation over to our CFO, Dan Herzog, who will walk us through our full financial performance for the quarter.

Thank you, Cheri.

Now, looking at our financial results in more detail…

Our revenue in the first quarter of fiscal 2018 decreased 8% to $16.9 million from $18.3 million in the same year-ago period. The decrease, as Cheri mentioned, was driven primarily by lower sales to our Tier 1 wireline and wireless customers. The decline in sales to these customers was partially offset by an increase in sales to our cable TV and domestic core wireline customers.

Looking at our international business, international revenue decreased 14% to $1.4 million from $1.6 million in the same year-ago period. As we mentioned on our previous call, some of the natural disasters that took place within Central and Latin America, or CALA, in the third and fourth quarters of fiscal 2017 impacted our topline in these regions. While these events have unfortunately interrupted our strong momentum internationally, we still anticipate a rebound in these markets throughout the remainder of fiscal 2018, as service providers continue their reconstruction efforts and replace damaged equipment.

Gross profit for the fiscal first quarter of 2018 decreased 1% to $7.1 million. At 42.1% of total revenue, gross profit percent was up from 39.5% in the same year-ago period and slightly exceeded our target range of 40-42%. This was partially due to product mix but primarily due to our continued manufacturing cost improvements, which have been enhanced by our ongoing work with suppliers and our Mexican manufacturing plant.

While this percentage may fluctuate in and around this target from quarter to quarter, due to the factors previously mentioned, we reiterate our full year gross profit percent guidance of 40-42% for fiscal 2018.

Our operating expenses for fiscal Q1 were $6.5 million, which were up 7% from the same year-ago quarter. The increase was primarily due to the inclusion of litigation expenses in our results versus their absence a year ago.

As many of you know, our litigation expenses are associated with the patent infringement lawsuit brought by CommScope during the second quarter of fiscal 2017. We reiterate that we are not only defending our position that our solutions do not violate any valid patent, but also challenging the validity of several of CommScope’s claimed patents.

Given the ongoing nature of the case, we cannot comment any further at this time, but will certainly share any material updates as they arise and as they are required by the SEC.

Our net income for the fiscal first quarter was $943,000, or $0.07 per diluted share, compared to $877,000, or $0.06 per diluted share, in the same year-ago quarter.

In the first quarter of fiscal 2018, income taxes decreased 155% to a benefit of $203,000 from an expense of $367,000 in the same year-ago quarter. Included in our first quarter 2018 tax benefit was a one-time benefit of $384,000 as a result of the Tax Cuts and Jobs Act enacted in December, 2017. The new law affects our previously issued net income guidance for fiscal 2018, which Cheri will provide more details on shortly.

Turning now to our balance sheet…

During the fiscal first quarter, our cash and investments increased to $46.2 million from $44.3 million in the prior quarter ended September 30, 2017.

During the quarter, we repurchased a total of 900 shares under our $12.0 million stock repurchase program, which was authorized in November 2014. As of December 31, 2017, we have repurchased an aggregate of 370,203 shares for approximately $4.8 million under the program, leaving approximately $7.2 million available for repurchase.

Our capital allocation strategy ensures we can both effectively invest in the business for long-term profitable growth and return capital to shareholders through buybacks. It also positions the company to potentially acquire complementary technologies or businesses that can scale the company should an opportunity be identified.

Now with that, I would like to turn the call back over to Cheri for her insights into our operations for the fiscal quarter, as well as our outlook and strategic initiatives for the remainder of fiscal 2018.

Cheri?

Thanks, Dan.

I mentioned at the onset of the call we are currently operating in a very dynamic and somewhat unpredictable market. On the surface level these disrupted spending patterns have created some short-term challenges. In the grand scheme of things, however, this kind of environment has provided us with opportunities to actually gain traction in our emerging markets.

Despite these short-term and anomalous spending pauses, the Tier 1 market is poised for continued strong growth. It is estimated that in just 2017 alone this community marketed to an additional 3.2 million homes, which is 41% higher than the year before. Several of these carriers have already commented that they will continue to invest billions of dollars into their infrastructure, especially as it relates to 5G convergence deployments. Although we have yet to participate in this market in a significant way, we are seeing field trials and pilots with these large service providers convert into purchase orders in new product categories. As the previously mentioned distractions start to clear this summer, we expect these providers will be a major growth driver for us both in fiscal 2018 and beyond.

Overall, market reports suggest that the outlook for fiber deployment is significant, but that it’s paced by the broadband marketplace investment in wireless infrastructure. This investment is driven not only by the immediate requirement to respond to the Unlimited Data Plans of today’s smart phones, but also by the requirement to respond to the long-term viability of 5G. While our Fiber to Anywhere architecture puts us in a great position to address the huge fiber requirements of 5G, it’s not just our product suite that has us confident in reaching our previous levels of growth.

On our last call, we talked at length about some of the steps we were taking to scale our business to the next stage of growth, or Phase II as we call it. We mentioned on that prior call that we have earned product approvals for parts of our product line at several of these large service providers. The next major step in this initiative would be to migrate our relationship with these customers from a purchase order-to-purchase order basis to one that is governed under a master purchase agreement, or MPA. While an MPA does not bind a customer to purchase a prespecified amount from us, it is an extension of the product approval process that elevates us to the status of an “approved provider.” Therefore, achieving such a non-revenue milestone has been a primary focus of ours of late to meet the conditions that can spur our growth in the near future.

During the first quarter of fiscal 2018, we signed an MPA with a Tier 1 customer and have an MPA pending with three additional national carriers. At this point, our progress can best be summed up as “opportunistic” rather than linear. That is to say, we are exploring and pursuing all avenues to expand our current level of business with our customers, including expanding our relationships with the distributors that have deep and long-standing connections with these providers.

Historically about 50% of our revenue has been fulfilled through the distribution partners. Our long-standing partners have been instrumental to our growth. Last fall we began our strategy of expanding our distribution channels and we looked to additional partners to expand our presence into new markets. This is a major initiative of Phase III of our overall growth trajectory. We have nearly doubled the number of distribution partners through which we are marketing and are working through the documentation of business agreements with these new partners.

In conclusion, the challenges associated with the spending disruption at our primary tier 1 customer and 5G-related spending delays are expected to persist in our fiscal Q2. Fortunately, we do have line of sight that this logjam will likely clear up in anticipation of the summer build, which as I mentioned earlier, we believe will drive strong growth for us in the second half of the fiscal year. Taking all of this into consideration, we are reiterating our annual revenue outlook of 5% growth. We anticipate fiscal Q2 revenue to be flat compared to last year with double digit growth rebounding to our historical CAGR by year-end.

Also, as Dan had mentioned earlier, the change to the corporate tax rate affects our previously issued net income guidance for fiscal 2018. Taking into consideration the effects of this change, we now expect net income as a percentage of revenue to be 5.5% for fiscal 2018, which is higher than what we previously issued as guidance.

Clearfield continues to build upon our strong foundation. This quarter we increased our cash position by an additional $2 million dollars. As we celebrate our 10th anniversary as an organization and the shipment of our 20 millionth fiber port, I believe we are positioned with the product, channel and financial strength to reach our full potential.

Now with that, we’re ready to open the call for your questions.

Operator?

Operator

Our first question is with Tim Savageaux, Northland Capital Markets.

Timothy Paul Savageaux

Northland Capital Markets, Research Division

And I think you have answered it partially with some of your commentary on Tier 1 Master Purchase Agreements. I guess, I want to focus there to start with. I guess, the overall question is what might be providing you the type of visibility to a pretty sharp uptick in the second half from current business levels to be able to kind of reiterate that annual guidance? And I imagine it is some of this Tier 1 activity. So a couple of questions on that. With regard to the MPA that you indicated, you signed. Is that with the same Tier 1 that you are currently having the M&A disruptions with or a new Tier 1? And I wonder if you might be able to talk about the timing of shipments under that Master Purchase Agreement as well as any more color around the 3 that are pending from a timing perspective?

Cheri Beranek

Chief Executive Officer, President & Director

Hi Tim. The MPA was with a customer that is not the primary Tier 1 today. So it is a national carrier and the additional MPAs are other national carriers both within the wireline as well as cable markets. So it's a broader perspective from it. The orientation of timing moving forward is that it's really built upon competition within the marketplace, the M&A world getting their acts back together is starting to build again, as they get their organizational structure in place. And the network builds associated with integrating wireline and wireless ready. It's actually given us a really good opportunity right now to go work through the MPA stuff and the terms and condition while the engineers are designing. So it's certainly not what we wanted to see for the first quarter. We thought it would be about $1 million higher than what it is right now, but we're comfortable that that's just delayed into the second half of the year rather than lost.

Timothy Paul Savageaux

Northland Capital Markets, Research Division

Okay. And I imagine that just sort of the overall seasonality with whether you mentioned the summer builds also is part of your...

Cheri Beranek

Chief Executive Officer, President & Director

Exactly.

Timothy Paul Savageaux

Northland Capital Markets, Research Division

So as you look at that kind of implied second half run rate, it's at least on a quarterly basis, I guess, is high as a company has seen. I want to kind of think about that in the context of the capacity expansion that you've announced previously. So you can give us an update on where you stand with that? And I don't know if you were able to estimate kind of where your quarterly revenue capacity might be right now? And how your -- how this implied second half guidance relates to that overall capacity?

Cheryi Beranek

Chief Executive Officer, President & Director

We announced two years ago that we had -- that we were building in Mexico, and we announced a year ago that we had expanded our Mexican operations by as much as 40%. And we are not at capacity in the Minneapolis facility. In addition to that, we have a number of, what we call, both virtual as well as vertical suppliers that build into it. And a demonstrated ability historically that we've been able to grow -- on an annual basis, 15% was not uncommon for us as well as been able to on some years grow 20%, 25%, even 40% a year. So our scalability is built into the organization. The capacity is absolutely there. And I think over the process of moving some of our product lines to Mexico, it's really enhanced our ability to document what historically would have been tribal knowledge to now being more of a process-based manufacturing environment. So we feel very comfortable with the capacity that we have and our ability to scale it beyond the 5% should the opportunity present itself.

Timothy Paul Savageaux

Northland Capital Markets, Research Division

Great. And final question for me. It looks like you saw a bit of an uptick on the cable side in the quarter. I wonder if you could -- was that anticipated on your part? And why don't you can give us a little more color what was driving some of that activity in cable in your first quarter?

Cheri Beranek

Chief Executive Officer, President & Director

We had made some really strong head roads into the cable markets in fiscal year '16 and have a really nice presence there. And then last year saw that kind of erode a little bit as the cable companies were not as aggressive associated with building out their fiber-to-the-home solutions because they didn't have the same level of competitive pressures. What we saw happening at the tail end of fiscal year '17 and now in first quarter of '18 is some cable markets who are needing to respond to the large national build out to AT&T and having to enhance their networks as a result. So we believe that as a market that the cable communities are going to be enhancing and building out their networks due to competitive pressures, not necessarily fiber all the way to the home. I think some of them are doing that and some pilots and trials are doing that. But in general, doing a deeper deployment of fiber, which collapsing their hubs, doing some node segmentation and that's really been our fiber to anywhere architecture has allowed us to take advantage of that. It does have some, because of the size of the opportunities of projects, there is a little bit of lumpiness potentially to it. So we didn't call out the fact that it was sizable increase for us this quarter because I think we're going to see lumpiness in general for the cable for us. But I'm confident that it's a strong trend for us on an ongoing basis.

Timothy Paul Savageaux

Northland Capital Markets, Research Division

Okay. Thanks and congrats on the MPA and the Tier 1 traction in general.

Cheri Beranek

Chief Executive Officer, President & Director

I appreciate it. Thank you.

At this time, this concludes our question and answer session.

If your question was not taken, please contact Clearfield’s investor relations team at CLFD@liolios.com. The company will post the most relevant questions and answers in the ‘For Investors’ section of Clearfield’s website.

I would now like to turn the call back over to CEO Cheri Beranek for her closing remarks. Please proceed.

Thank you, again, for joining us on today’s call. I want to thank our employees and our partners for their continued support. I’d also would like to thank our shareholders, who have supported the company’s evolution into this next phase of our growth.

We look forward to updating you on our progress soon.

Thank you for joining us today for Clearfield’s fiscal first quarter 2018 earnings conference call. You may now disconnect.